Exhibit 99.1

Golub Capital BDC, Inc. Announces Fiscal Year 2024 Second Quarter Financial Results with Third Consecutive Quarter of Highest-Ever Adjusted Net Investment Income
Declares a Fiscal Year 2024 Second Quarter Supplemental Distribution of $0.06 Per Share in Addition to Previously Declared $0.39 Per Share Quarterly Distribution

NEW YORK, NY, May 6, 2024 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its second fiscal quarter ended March 31, 2024.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	March 31, 2024		December 31, 2023
Investment portfolio, at fair value	$5,394,737		$5,443,427
Total assets	$5,942,626		$5,699,880
Net asset value per share	$15.12		$15.03

	Quarter Ended
	March 31, 2024		December 31, 2023
Net investment income per share	$0.51		$0.49
Amortization of purchase premium per share	0.00	*	0.01
Adjusted net investment income per share[1]	$0.51		$0.50
Accrual (reversal) for capital gain incentive fee per share	—		—
Adjusted net investment income before accrual for capital gain incentive fee per share[1]	$0.51		$0.50

Net realized/unrealized gain/(loss) per share	$0.04		$(0.04)
Reversal of realized/unrealized loss resulting from the purchase premium per share	(0.00	)*	(0.01)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.04		$(0.05)

Earnings/(loss) per share	$0.55		$0.45
Adjusted earnings/(loss) per share[1]	$0.55		$0.45

Net asset value per share	$15.12		$15.03
Distributions paid per share	$0.46		$0.44

* Represents an amount less than $0.01

1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation (“GCIC”). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium from net investment income calculated in accordance with GAAP.
•“Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee” - Adjusted Net Investment Income excluding the accrual or reversal for the capital gain incentive fee required under GAAP;

Exhibit 99.1

•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss).

The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee under GAAP is useful as a portion of such accrual is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors.

Second Fiscal Quarter 2024 Highlights

•Net investment income per share for the quarter ended March 31, 2024 was $0.51 as compared to $0.49 for the quarter ended December 31, 2023. Excluding an amount less than $0.01 per share in purchase premium amortization from the GCIC acquisition and no accrual or reversal for the capital gain incentive fee under GAAP, Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee1 for the quarter ended March 31, 2024 was $0.51. This compares to Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee1 of $0.50 for the quarter ended December 31, 2023 when excluding $0.01 per share in purchase premium amortization from the GCIC acquisition and no accrual or reversal for the capital gain incentive fee under GAAP.
•Net realized and unrealized gain/(loss) per share for the quarter ended March 31, 2024 was $0.04. Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 was $0.04 when excluding an amount less than $0.01 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the purchase premium. The Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended March 31, 2024 was primarily due to unrealized appreciation resulting from strong credit performance in our portfolio and the reversal of previously recognized unrealized depreciation that was partially offset by net realized losses driven by the sale of a portfolio company investment. For additional analysis, please refer to the Quarter Ended 3.31.2024 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Earnings Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain/(loss) per share of $(0.04) during the quarter ended December 31, 2023. Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended December 31, 2023 was $(0.05) when excluding the $0.01 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended March 31, 2024 was $0.55 as compared to $0.45 for the quarter ended December 31, 2023. Adjusted Earnings Per Share1 for the quarter ended March 31, 2024 was $0.55 as compared to $0.45 for the quarter ended December 31, 2023.
•Net asset value per share increased to $15.12 at March 31, 2024 from $15.03 at December 31, 2023.
•On March 15, 2024 we paid a supplemental distribution of $0.07 per share and on March 29, 2024 we paid a quarterly distribution of $0.39 per share.
•On April 19, 2024, our board of directors declared a quarterly distribution of $0.39 per share, which is payable on June 21, 2024, to stockholders of record as of May 2, 2024.
•On May 3, 2024, our board of directors declared a supplemental distribution of $0.06 per share, which is payable on June 14, 2024 to stockholders of record as of May 16, 2024. For additional details on the framework we intend to use for determining the amount of supplemental distributions going forward, please refer to the Quarter Ended 3.31.2024 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
•During the three months ended March 31, 2024, the Golub Capital Employee Grant Program Rabbi Trust (the “Trust”) purchased approximately $0.1 million, or 5,000 shares, of our common stock for the purpose of awarding incentive compensation to employees of Golub Capital. During calendar year 2023, the Trust purchased $18.0 million, or 1,306,855 shares, of our common stock.
•On April 12, 2024, the Company filed an amended registration statement on Form N-14, which included a joint proxy statement of the Company and Golub Capital BDC 3, Inc. (“GBDC 3”) and a prospectus of the Company, in connection with the Company’s proposed merger with GBDC 3. The registration statement was declared effective by the SEC on April 15, 2024 and the special meetings for each of the Company’s and GBDC 3’s stockholders are scheduled for May 29, 2024. We remain excited about the proposed merger with GBDC 3, which we anticipate to close shortly after the special meetings, subject to stockholder approvals and other customary closing conditions.
1     See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

Portfolio and Investment Activities

As of March 31, 2024, the Company had investments in 366 portfolio companies with a total fair value of $5,394.7 million. This compares to the Company’s portfolio as of December 31, 2023, as of which date the Company had investments in 357 portfolio companies with a total fair value of $5,443.4 million. Investments in portfolio companies as of March 31, 2024 and December 31, 2023 consisted of the following:

	As of March 31, 2024		As of December 31, 2023
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$434,472	8.0%	$438,837	8.1%
One stop	4,602,923	85.3	4,662,636	85.7
Junior debt*	34,510	0.7	40,893	0.8
Equity	322,832	6.0	301,061	5.4
Total	$5,394,737	100.0%	$5,443,427	100.0%

*	Junior debt is comprised of second lien and subordinated debt.
The following table shows the asset mix of our new investment commitments for the three months ended March 31, 2024:

	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$500	2.3%
One stop	21,168	95.7
Junior debt*	50	0.2
Equity	404	1.8
Total new investment commitments	$22,122	100.0%

*	Junior debt is comprised of second lien and subordinated debt.

Total investments in portfolio companies at fair value were $5,394.7 million at March 31, 2024. As of March 31, 2024, total assets were $5,942.6 million, net assets were $2,593.6 million and net asset value per share was $15.12.
Consolidated Results of Operations
For the second fiscal quarter of 2024, the Company reported GAAP net income and Adjusted Net Income1 of $93.6 million or $0.55 per share. GAAP net investment income was $86.5 million or $0.51 per share and Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee1 was $87.3 million or $0.51 per share. GAAP net realized and unrealized gain/(loss) was $6.7 million or $0.04 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $5.9 million or $0.04 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.

1     See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

As of March 31, 2024, we had cash, cash equivalents and foreign currencies of $300.7 million, restricted cash and cash equivalents of $159.6 million and $3,291.3 million of debt outstanding. As of March 31, 2024, subject to leverage and borrowing base restrictions, we had approximately $1,487.5 million of remaining availability, in the aggregate, on our revolving credit facility with JPMorgan. In addition, as of March 31, 2024, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors.

On February 1, 2024, we issued $600.0 million of unsecured notes, which bear a fixed interest rate of 6.000% (yield to maturity of 6.248%) and mature on July 15, 2029 (the “2029 Notes”). In connection with the 2029 Notes, we entered into an interest rate swap agreement on the full principal amount of the 2029 Notes where we receive a fixed interest rate of 6.248% and pay a floating interest rate of one-month SOFR plus 2.444%.

On April 8, 2024, the Company redeemed $500.0 million in aggregate principal amount of its 3.375% Notes due in 2024 (the “2024 Notes”). The 2024 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon. On April 22, 2024, the Company made repayments totaling $126 million on the notes of its $602 million term debt securitization (the “2018 Debt Securitization”) and its $908 million term debt securitization (the “GCIC 2018 Debt Securitization”). After giving pro forma effect to the full redemption of the 2024 Notes and principal repayments on the 2018 Debt Securitization and GCIC 2018 Debt Securitization, the Company’s GAAP debt-to-equity ratio, net2 would have decreased to 1.12x as of March 31, 2024.

On April 11, 2024, we entered into an interest rate swap agreement related to the second $225.0 million of the $450.0 million of 2028 Unsecured Notes (the “2028 Notes”) that we issued on December 5, 2023. Under the agreement, we receive a fixed interest rate of 7.310% and pay a floating interest rate of one-month SOFR plus 2.835%.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of March 31, 2024, please refer to the Quarter Ended 3.31.2024 Earnings Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.

2 GAAP debt to equity, net is calculated as (1) total debt reduced by available cash, cash equivalents, and foreign currencies, divided by (2) total net assets.

Exhibit 99.1

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of March 31, 2024 and December 31, 2023:

	March 31, 2024		December 31, 2023
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$125,443	2.3%	$139,758	2.6%
4	4,576,979	84.9	4,537,009	83.3
3	664,560	12.3	744,508	13.7
2	27,755	0.5	22,152	0.4
1	—	—	—	—
Total	$5,394,737	100.0%	$5,443,427	100.0%

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 11:00 am (Eastern Time) on Tuesday, May 7, 2024 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 330-3529 approximately 10-15 minutes prior to the call; international callers should dial +1 (646) 960-0656. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 3.31.2024 Earnings Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on May 21, 2024. To hear the replay, please dial (800) 770-2030. International dialers, please dial +1 (647) 362-9199. For all replays, please reference program ID number 5111111.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	March 31, 2024	December 31, 2023
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $5,443,610 and $5,510,452, respectively)	$5,394,737	$5,443,427
Cash and cash equivalents	292,844	70,691
Unrestricted foreign currencies (cost of $7,920 and $5,873, respectively)	7,904	5,967
Restricted cash and cash equivalents	159,600	96,761
Interest receivable	62,081	54,494
Other assets	25,460	28,540
Total Assets	$5,942,626	$5,699,880

Liabilities
Debt	$3,291,293	$3,084,102
Less unamortized debt issuance costs	(24,301)	(18,818)
Debt less unamortized debt issuance costs	3,266,992	3,065,284
Interest payable	36,589	26,583
Management and incentive fees payable	29,171	35,241
Accounts payable and accrued expenses	16,234	8,854
Total Liabilities	3,348,986	3,135,962

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively.	—	—
Common stock, par value $0.001 per share, 350,000,000 shares authorized, 171,517,307 issued and outstanding as of March 31, 2024 and 170,585,795 issued and outstanding as of December 31, 2023.	172	171
Paid in capital in excess of par	2,676,430	2,661,797
Distributable earnings	(82,962)	(98,050)
Total Net Assets	2,593,640	2,563,918
Total Liabilities and Total Net Assets	$5,942,626	$5,699,880
Number of common shares outstanding	171,517,307	170,585,795
Net asset value per common share	$15.12	$15.03

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	March 31, 2024	December 31, 2023
	(unaudited)	(unaudited)
Investment income
Interest income	$160,169	$161,606
GCIC acquisition purchase price premium amortization	(779)	(1,628)
Dividend income	4,365	4,375
Fee income	475	417
Total investment income	164,230	164,770

Expenses
Interest and other debt financing expenses	44,125	41,560
Base management fee	13,662	13,956
Incentive fee	20,626	21,285
Professional fees	1,342	1,308
Administrative service fee	2,145	2,245
General and administrative expenses	384	381
Total expenses	82,284	80,735
Incentive fee waived	(5,157)	—
Net expenses	77,127	80,735
Net investment income before tax	87,103	84,035
Excise and Income tax	570	500
Net investment income after tax	86,533	83,535

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(18,277)	909
Foreign currency transactions	4,459	187
Forward currency contracts	—	—
Net realized gain (loss) in investment transactions	(13,818)	1,096
Net change in unrealized appreciation (depreciation) from:
Investments	26,317	(9,304)
Translation of assets and liabilities in foreign currencies	(10,156)	6,187
Forward currency contracts	4,332	(5,715)
Net change in unrealized appreciation (depreciation) on investment transactions	20,493	(8,832)
Net gain (loss) on investments	6,675	(7,736)
Provision for taxes on unrealized appreciation on investments	350	(23)
Net increase (decrease) in net assets resulting from operations	$93,558	$75,776

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.55	$0.45
Dividends and distributions declared per common share	$0.46	$0.44
Basic and diluted weighted average common shares outstanding	170,637,140	169,650,233

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and experienced credit asset manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors.

As of January 1, 2024, Golub Capital had over 875 employees and over $65 billion of capital under management, a gross measure of invested capital including leverage. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com

Source: Golub Capital BDC, Inc.